Exhibit 99.1
Keros Therapeutics Reports Recent Business Highlights and First Quarter 2020 Financial Results

Lexington, Massachusetts – May 22, 2020 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today provided a business update and reported financial results for the first quarter of 2020.

“Keros continued to make meaningful strides in the first quarter of 2020 as we continued our transition from a private company to a public company,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “In addition to our continued progress in the clinic with KER-047 and KER-050, we have strengthened our balance sheet with the successful completion of our Series C financing in March 2020 and our initial public offering in April 2020. Our team continues to execute on our development plan with the aim of meeting our milestones in 2020. We are well positioned to build on our Phase 1 clinical trials with multiple planned Phase 2 clinical trials in each of our two lead programs in patients who are underserved by current therapies.”

Recent Corporate Highlights:

•Completed Series C financing: In March 2020, Keros closed a Series C financing for total gross proceeds of $56.0 million, bringing the total venture funding for the company to approximately $78.5 million in gross proceeds.

•Completed upsized initial public offering: In April 2020, Keros completed its initial public offering of 6,900,000 shares of common stock, which included the exercise in full by the underwriters of their option to purchase up to 900,000 additional shares at a public offering price of $16.00 per share, for aggregate gross proceeds to Keros of $110.4 million. Keros received approximately $99.8 million in net proceeds after deducting underwriting discounts and commissions and offering costs.

•Leadership team strengthened and board of directors expanded to support growth: In February 2020, Keros appointed Keith Regnante as its Chief Financial Officer. Mr. Regnante will lead the finance and information technology functions, together with overseeing investor relations and fundraising efforts. Additionally, in March 2020, Keros appointed Nima Farzan, the Chief Executive Officer of Kinnate Biopharma Inc., and Carl Gordon, Managing Partner and Co-Head of Global Private Equity at OrbiMed Advisors LLC, to its board of directors.

Recent Program Highlights:

•KER-050 for the treatment of ineffective hematopoiesis to address cytopenias:
◦In January 2020, Keros completed a randomized, double-blind, placebo-controlled, two-part, dose-escalation Phase 1 clinical trial of KER-050 in 48 healthy post-menopausal women. Keros plans to report the positive topline data from this trial at the virtual 25th Congress of the European Hematology Association (EHA) taking place June 11-14 2020. In addition, two abstracts outlining data from preclinical studies of

KER-050 in multiple animal models have been accepted for presentation at the 25th Congress of the EHA taking place from June 11 to 14, 2020.
◦Commencement of an open-label Phase 2 clinical trial of KER-050 evaluating the treatment of cytopenias, including anemia and thrombocytopenia, in patients with very low-, low- or intermediate-risk myelodysplastic syndromes is expected in the second half of 2020, subject to any delays related to the COVID-19 pandemic.

•KER-047 for the treatment of anemia arising from high hepcidin levels and for the treatment of fibrodysplasia ossificans progressiva:
◦Keros expects to complete its Phase 1 clinical trial of KER-047 in mid-2020, and to subsequently report data from this trial in the second half of 2020, subject to any delays related to the COVID-19 pandemic.

•KER-012 for the treatment of disorders associated with bone loss and for the treatment of pulmonary arterial hypertension
◦Keros has selected KER-012 as a product candidate for further preclinical and clinical development.

First Quarter 2020 Financial Results

Keros reported a net loss of $11.9 million in the first quarter of 2020 as compared to a net loss of $3.2 million in the first quarter of 2019. The increase in net loss for the first quarter was largely due to increased research and development efforts as well as investments to enable the company transition to a publicly traded company.

Research and development expenses were $8.5 million for the first quarter of 2020 as compared to $4.9 million for the same period in 2019. The increase of $3.7 million was primarily due to an increase in KER-050 related costs associated with the advancement of its Phase 1 clinical trial and start-up costs associated with the Phase 2 MDS trial, an increase in expenses associated with the advancement of its KER-047 Phase 1 clinical trial, and increased headcount to support the advancement of its pipeline.

General and administrative expenses were $2.0 million for the first quarter of 2020 as compared to $0.5 million for the same period in the prior year. The increase of $1.5 million was primarily due to an increase in professional fees for services related to preparing for the filing of Keros' registration statement for its initial public offering in April 2020, as well as increases in headcount to support the achievement of Keros' corporate goals, including its transition to a public company.

Keros’ cash and cash equivalents as of March 31, 2020 was $54.5 million compared to $7.0 million as of December 31, 2019. Total cash and cash equivalents as of March 31, 2020 did not include total net proceeds of approximately $99.8 million from the Company’s initial public offering completed in April 2020. Keros expects that the cash and cash equivalents it had on hand at March 31, 2020, together with the net proceeds from its initial public offering, will fund its operating expenses and capital expenditure requirements into the second half of 2022.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-Beta, or TGF-ß, family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from elevated levels of hepcidin, the key regulator of iron absorption and recycling, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and timing of its preclinical studies and clinical trials for KER-050, KER-047 and KER-012, including its regulatory plans; the potential impact of COVID-19 on Keros’ ongoing and planned preclinical studies, clinical trials, business and operations; Keros’ plans to present preclinical and clinical data at upcoming conferences; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its lead product candidates, KER-050 and KER-047; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; Keros’ dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s final prospectus for its initial public offering, filed with the SEC on April 8, 2020, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Julia Balanova

jbalanova@soleburytrout.com
646-378-2936

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2020	2019
REVENUE:
Research collaboration revenue	$—	$2,500
Total revenue	—	2,500
OPERATING EXPENSES:
Research and development	(8,527)	(4,867)
General and administrative	(1,977)	(491)
Total operating expenses	(10,504)	(5,358)
LOSS FROM OPERATIONS	(10,504)	(2,858)
OTHER EXPENSE, NET:
Interest expense, net	(2)	(2)
Research and development incentive income	—	180
Change in fair value of preferred stock tranche obligation	(1,490)	(604)
Other (expense) income, net	(68)	101
Total other expense, net	(1,560)	(325)
Loss before income taxes	(12,064)	(3,183)
Income tax benefit	172	—
Net loss	$(11,892)	$(3,183)
Net loss attributable to common stockholders—basic and diluted (Note 10)	$(12,698)	$(3,633)
Net loss per share attributable to common stockholders—basic and diluted	$(5.11)	$(1.61)
Weighted-average common stock outstanding—basic and diluted	2,484,057	2,258,335

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	MARCH 31, 2020	DECEMBER 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,518	$7,020
Prepaid expenses and other current assets	1,197	381
Deferred IPO costs	2,019	604
Research and development incentive receivable	805	922
Total current assets	58,539	8,927
Operating lease right-of-use assets	1,116	1,205
Property and equipment, net	822	708
Restricted cash	115	115
TOTAL ASSETS	$60,592	$10,955

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,426	$2,088
Current portion of operating lease liabilities	388	376
Accrued expenses and other current liabilities	6,022	2,022
Total current liabilities	8,836	4,486
Operating lease liabilities, net of current portion	797	899
Preferred stock tranche liability	—	4,956
Other liabilities	104	119
Total liabilities	9,737	10,460
COMMITMENTS AND CONTINGENCIES
Series A convertible preferred stock, par value of $0.0001 per share; 10,000,000 shares authorized as of March 31, 2020 and December 31, 2019; 4,607,652 shares issued and outstanding as of March 31, 2020 and December 31, 2019; liquidation and redemption value of $12,471 as of March 31, 2020	9,891	9,891
Series A-1 convertible preferred stock, par value of $0.0001 per share; 800,000 shares authorized as of March 31, 2020 and December 31, 2019; 368,612 shares issued and outstanding as of March 31, 2020 and December 31, 2019; liquidation and redemption value of $1,191 as of March 31, 2020	944	944
Series B-1 convertible preferred stock, par value of $0.0001 per share; 3,427,004 shares authorized as of March 31, 2020 and December 31, 2019; 1,579,043 shares issued and outstanding as of March 31, 2020 and December 31, 2019; liquidation and redemption value of $12,826 as of March 31, 2020	9,106	9,106
Series C convertible preferred stock, par value of $0.0001 per share; 9,049,783 and 0 shares authorized as of March 31, 2020 and December 31, 2019, respectively; 4,169,822 and 0 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively; liquidation and redemption value of $56,356 as of March 31, 2020	55,781	—
STOCKHOLDERS' DEFICIT:
Common stock, par value of $0.0001 per share; 35,000,000 and 27,000,000 shares authorized as of March 31, 2020 and December 31, 2019, respectively; 2,491,670 and 2,429,705 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	6,674	203
Accumulated deficit	(31,542)	(19,650)
Total stockholders' deficit	(24,867)	(19,446)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$60,592	$10,955